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[Goldman, Sachs & Co. Letterhead]                                Exhibit 99.3

PERSONAL AND CONFIDENTIAL

February 22, 2000

Board of Directors
Monsanto Company
800 North Lindbergh Boulevard
St. Louis, MO 63167

Re: Registration Statement (File No. 333-  ) of Monsanto Company

Ladies and Gentlemen:

Reference is made to our opinion letter dated December 19, 1999 with respect to the fairness from a financial point of view to Monsanto Company (the "Company"), of the exchange ratio of 1.19 shares of common stock, par value $2.00 per share, of the Company to be exchanged for each outstanding share of common stock, par value $0.01 per share, of Pharmacia & Upjohn, Inc. ("PNU") other than shares owned directly or indirectly by the Company or directly or indirectly by PNU, pursuant to the Agreement and Plan of Merger, dated as of December 19, 1999, among the Company, MP Sub, Incorporated and PNU.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - Opinions of Financial Advisors", "Opinions of Financial Advisors" and "The Merger - Background of the Merger" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Goldman, Sachs & Co.
    __________________________
    (GOLDMAN, SACHS & CO.)